UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

TENON MEDICAL, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TENON MEDICAL, INC.
104 Cooper Ct.
Los Gatos, CA 95032
(408) 649-5760
www.tenonmed.com

July 13, 2026

AMENDMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

TENON MEDICAL, INC.

TO BE HELD ON THURSDAY, JULY 23, 2026

This amendment, dated July 13, 2026 (this “Amendment”), amends and supplements the definitive proxy statement on Schedule 14A, filed by Tenon Medical, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on June 23, 2026 (as it may be amended, supplemented or otherwise modified from time to time, the “Proxy Statement”). Terms used in this Amendment that are not defined have the meaning given to them in the Proxy Statement. Except as described in this Amendment, the information provided in the Proxy Statement is not amended, supplemented or otherwise modified. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Amendment amends the Proxy Statement to correct inadvertent errors in the Proxy Statement regarding the required vote needed for approval of the Reverse Stock Split Proposal as follows:

1)	The answer to a question “How many votes are needed to approve the other proposals” on page 6 of the Proxy Statement is amended and restated as follows (see underlined language):

“A: The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the Auditor Appointment Proposal, the Debt Financing Proposal and the Future Financings Proposal. Abstentions will be treated as votes against these proposals. The affirmative vote of a majority of the votes cast is required to approve the Adjournment Proposal; abstentions will have no effect on the Adjournment Proposal. The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the Reverse Stock Split Proposal; abstentions and broker non-votes will have the same effect as votes against the Reverse Stock Split Proposal. Brokerage firms have discretionary authority to vote customers’ unvoted shares held in street name on the Auditor Appointment Proposal and the Reverse Stock Split Proposal, which are considered routine matters. Brokerage firms do not have authority to vote customers’ unvoted shares on the remaining proposals. If a broker does not exercise this authority on non-routine proposals, such broker non-votes will have no effect on the results of the vote on those proposals. We are not required to obtain the approval of our stockholders to appoint our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of Haskell and White LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, the audit committee of our Board (“Audit Committee”) will reconsider its appointment.”

2)	The “Vote Required” subsection in the “Reverse Stock Split Proposal” section on page 33 is amended by replacing the words “outstanding stock entitled to vote” with “the voting power of the shares present or represented by proxy at the meeting and entitled to vote” as set forth below (see underlined language):

“The affirmative vote of a majority of the voting power of the shares present or represented by proxy at the meeting and entitled to vote is required for approval of the Reverse Stock Split Proposal.”